SCHEDULE 13G

                                 (Rule 13d-102)



  Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934




                       Media Sciences International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   58446x 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 31, 2002
--------------------------------------------------------------------------------

             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_|  Rule 13d-1(b)

                  |X|  Rule 13d-1(c)

                  |_|  Rule 13d-1(d)

                                                               Page 2 of 5 Pages
CUSIP No. 53215R 10  0

________________________________________________________________________________
1          Names of Reporting Persons/
           I.R.S. Identification Nos. of Above Persons (Entities Only)

           General Conference Corp. of Seventh Day Adventists- 52-6037545

________________________________________________________________________________
2          Check the Appropriate Box if a Member of a Group              (a) |_|
                                                                         (b) |_|

________________________________________________________________________________
3          SEC Use Only

________________________________________________________________________________
4          Citizenship or Place of Organization

           District of Columbia
________________________________________________________________________________
              Number of                5   Sole Voting Power

                Shares                     28,750

             Beneficially        _______________________________________________
                                       6   Shared Voting Power
               Owned by
                                           -0-
                 Each            _______________________________________________
                                       7   Sole Dispositive Power
               Reporting
                                            378,750 (1)
              Person With        _______________________________________________
                                       8   Shared Dispositive Power

                                           -0-
________________________________________________________________________________

9          Aggregate Amount Beneficially Owned by Each Reporting Person

                                                       378,750
________________________________________________________________________________

10         Check if the Aggregate Amount in Row (9) Excludes Certain Shares  |_|

________________________________________________________________________________

11         Percent of Class Represented by Amount in Row (9)

                                                          9.9%
________________________________________________________________________________

12         Type of Reporting Person (See Instructions)

                                                           CO
________________________________________________________________________________

_____________

   (1) The Reporting Person holds warrants exercisable into 100,000 shares of common stock and 50,000 shares of the Issuer's Series A Convertible Preferred Stock, $.001 par value, which is convertible into 250,000 shares of common stock.

                                                               Page 3 of 5 Pages

Item 1(a)    Name of Issuer:

                      Media Sciences International, Inc.
________________________________________________________________________________

Item 1(b)     Address of Issuer's Principal Executive Offices:

              40 Boroline Road, Allendale, NJ 07401
              __________________________________________________________________

Item 2(a)     Name of Person Filing:

              General Conference Corporation of Seventh-day Adventists
              __________________________________________________________________

Item 2(b)     Address of Principal Business Office or, if None, Residence:

              12501 Old Columbia Pike, Silver Spring, MD  20804-6600
              __________________________________________________________________

Item 2(c)     Citizenship:

              District of Columbia
              __________________________________________________________________

Item 2(d)     Title of Class of Securities:

              Common Stock, $.001 par value
              __________________________________________________________________

Item 2(e)     CUSIP Number:

              58446X   10    7
             ___________________________________________________________________

Item 3        If this Statement is filed pursuant to Rule 13d-1(b), or 13d-2(b)
                  or (c), check whether the person filing is a:

              (a) |_| Broker or dealer registered under Section 15 of the Exchange Act.

              (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

              (c) |_| Insurance company registered under Section 8 of the Investment Company Act.

              (d) |_| Investment company registered under Section 8 of the Investment Company Act.

              (e)  |_|  An   investment   adviser   in   accordance   with  Rule
13d-1(b)(1)(ii)(E).

              (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

                                                               Page 4 of 5 Pages

              (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

              (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

              (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

              (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

              If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4.       Ownership.

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a)   Amount beneficially owned: 378,750 shares

       (b)   Percent of class: 9.9%

       (c)   Number of shares as to which the person has:

       (i) Shared power to vote or to direct the vote: 28,750 shares before conversion or exercise and 378,750 shares after conversion and exercise.

       (ii)  Shared power to vote or to direct the vote: 0 shares

       (iii) Sole power to dispose or to direct the disposition of: 28,750 shares before conversion or exercise and 378,750 shares after conversion and exercise.

       (iv)  Shared power to dispose or to direct the disposition of: 0 shares.

Item 5.       Ownership of Five Percent or Less of a Class.

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].



Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

                                                               Page 5 of 5 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.       Identification and Classification of Members of the Group.

         Not applicable.

Item 9.       Notice of Dissolution of Group.

         Not applicable.

Item 10.      Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           May 16, 2002
                             ----------------------------------------
                                             (Date)

                              GENERAL CONFERENCE CORPORATION OF
                              SEVENTH-DAY ADVENTISTS

                              By:           /s/ Gary B. DeBoer
                                  -----------------------------------
                                               Signature)

                              Gary B. DeBoer, Associate Treasurer
                              ---------------------------------------
                                            (Name and Title)